Exhibit 10.30

3rd Supplement to the

Share Purchase Agreement

between

WindShareFund I B.V.,

WindShareFund II B.V.,

WindShareFund III B.V.,

WindShareFund N.V.

and

Accretion Energies Ltd.

concerning

all shares in

(i)	Windpark Tiefenbrunnen I GmbH & Co. KG, and

(ii)	Energiequelle GmbH & Co. Windpark Gau Heppenheim KG

Third Supplement to the Share Purchase Agreement as of 18 August 2023

(the “3rd Supplement Agreement”)

between

1.	WindShareFund I B.V., Mariëndaal 8, 6861 WN Oosterbeek, The Netherlands, Kamer von der Koophandel 63029138, Arnheim, The Netherlands , (“Previous Seller 1”)

2.	WindShareFund II B.V., Mariëndaal 8, 6861 WN Oosterbeek, The Netherlands, Kamer von der Koophandel 65276809, Arnheim, The Netherlands (“Previous Seller 2”)

3.	WindShareFund III B.V., Mariëndaal 8, 6861 WN Oosterbeek, The Netherlands, Kamer von der Koophandel 68724330, Arnheim, The Netherlands , (“Previous Seller 3”)

4.	WindShareFund N.V., Mariëndaal 8, 6861 WN Oosterbeek, The Netherlands, Chamber of Commerce 60822783, Oosterbeek, The Netherlands (“Previous Seller 4”)

(hereinafter together referred to as “Previous Sellers”),

and

5.	WSF Holding B.V., Mariëndaal 8, 6861 WN Oosterbeek, The Netherlands, Chamber of Commerce 62351427, Oosterbeek, The Netherlands (“Current Seller 1”)

6.	WindShareFund B.V., Mariëndaal 8, 6861 WN Oosterbeek, The Netherlands, Chamber of Commerce 60822783, Oosterbeek, The Netherlands (“Current Seller 2”)

(hereinafter together referred to as “Current Sellers”),

and

7.	Gluon Renewables Energies Ltd. (Holding company of Gluon group), 25 Bedford Square, London WC1B 3HH, UK, registered in England and Wales company number 10259635 (hereinafter referred to as “Gluon”);

and

8.	Accretion Energies Limited, 25 Bedford Square, London WC1B 3HH, UK, registered in England and Wales company number 12083171 as direct purchaser of the Sold Shares (“Purchaser”);

and

9.	WindShareFund Deutschland Verwaltungs GmbH, Ziegeleiweg 30, 32429 Minden, registered in the commercial register of the Local Court of Bad Oeynhausen under HRB 14957 (hereinafter referred to as “General Partner”)

10.	GreenRock Corp. an exempted company incorporated and registered in the Cayman Islands with registered number 399967 and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay – Grand Cayman K1 – 9009, Cayman Islands (“GreenRock”)

11.	Mr. Per Regnarsson, 18 Esher Place Avenue, Esher KT10 8PY, United Kingdom

The Previous and Current Sellers, Gluon, the Purchaser and GreenRock individually also referred to as a “Party” and collectively as the “Parties”.

1.	Preamble

1.1	On 18 August 2023, the Sellers, the Purchaser, Gluon and the General Partner concluded a share purchase agreement (“SPA”) for the sale and assignment of the shares in the Heppenheim KG and Tiefenbrunnen KG. The SPA was inter alia amended by the 2nd Supplement Agreement to the SPA as of 16 December 2024 (“2nd Supplement Agreement”).

1.2	Due to the fact that the Previous Seller 4, the shares of which will be transferred to the Buyer pursuant to the 2nd Supplement Agreement, shall exclusively provide additional services at present and in the future, in particular providing exclusively all asset management services for all current and future renewable energy projects of the Purchaser and GreenRock, the Parties agreed that the Purchase Price for the shares of the Previous Seller 4 shall be amended.

1.3	The Parties further agreed to include certain regulations in the SPA as amended from time to time.

1.4	The Purchaser is in the process of being acquired by GreenRock with the two transactions completing approximately at the same time.

1.5	The Parties agree to terminate or amend all relevant SPAs – as already verbally agreed by the Parties – which have been concluded with respect to the merger to the extent necessary.

The Parties therefore agree on the following 3rd Supplement of the SPA:

2.	New Payment Obligations regarding shares of Previous Seller 4

2.1	In deviation of Sec. 3.3 of the 2nd Supplement Agreement, the Purchaser is obliged to pay Current Seller 1 the total purchase price of EUR 106,025,000.00 (“New Purchase Price Previous Seller 4”). This New Purchase Price Previous Seller 4 shall be paid to the Current Seller 1 as follows:

-	EUR 26,025,000.00 as cash payment on the bank account of the Current Seller 1, and

-	EUR 80,000,000.00 as share consideration for shares of GreenRock to be transferred to the Current Seller 1

2.2	From the above mentioned cash payment, the amount of EUR 16,000,000.00 will be due immediately upon the transfer of the shares of the Previous Seller 4 to the Purchaser.

The further amount of EUR 10,025,000.00 will be due 6 months after the transfer of the shares of the Previous Seller 4 to the Purchaser. In case of a payment delay, the Purchaser shall be obliged to pay an additional delay premium in the amount of 1.25% of the complete cash amount of EUR 26,025,000.00 per week of delay and until all payment amounts of the outstanding amount of EUR 10,025,000.00 have been fully paid to the Current Seller 1.

2.3	The EUR 80,000,000.00 share consideration for shares of GreenRock (transfer of shares of GreenRock to Current Seller 1) is due immediately upon the transfer of shares of the Previous Seller 4 to the Purchaser.

3.	Further Agreements of the Parties

3.1	The Parties agree that the Previous Seller 4 (as upcoming part of the Purchaser and GreenRock organisation and legal structure) shall exclusively provide comprehensive asset management services for all existing and all future renewable energy projects of the Purchaser and GreenRock and all of their subsidiaries and third parties commissioned by GreenRock.

3.2	The Purchaser, Mr. Regnarsson, Gluon and GreenRock acknowledge that Mr. Charles Ratelband will step back from all of its positions and obligations with respect to the companies being subject to the transactions under the SPA as amended and their subsidiaries within a short period of time upon the completion of the transactions. Mr. Per Regnarsson will primarily assume the aforementioned positions and obligations of Mr. Charles Ratelband for a period of at least 36 months.

3.3	The Purchaser, Mr. Regnarsson, Gluon and GreenRock are obliged to support this step by Mr. Charles Ratelband and are obliged further obliged to grant discharge to Mr. Charles Ratelband immediately upon him leaving the respective companies being subject to the transactions under the SPA as amended and their subsidiaries.

4.	Assumption of financial debts, loans and other matters

4.1	The Purchasershall fully, unconditionally and personally assume and fulfil all debts and loans of the New Target Companies and all related obligations. This also includes all debts and loans of the Previous Seller 4 and all related obligations.

4.2	The Purchasershall be fully liable for all obligations in respect of all existing and future debts and loans of the New Target Companies, including the Previous Seller 4.

4.3	GreenRock, as the pending acquiror of the Purchaser, shall guarantee all obligations of the Purchaser pursuant to Sec. 3.2 and 3.3.

4.4	Gluon and Mr. Per Regnarsson shall be secondary liable of all of the Purchaser’s obligations with regards to the Existing Unsecured debts and loans.

5.	Governing Law

This 3rd Supplement Agreement shall be governed by Dutch law.

6.	Others

All provisions of the SPA and all of its Amendment Agreements and Supplement Agreements shall remain unaffected and valid to the extent that they are not superseded or amended by the provisions of this 3rd Supplement Agreement.

Date / Place

WindShareFund I B.V.

Date / Place

WindShareFund II B.V.

Date / Place

WindShareFund III B.V.

Date / Place

WindShareFund N.V.

Date / Place

WindShareFund B.V.

Date / Place

WindShareFund Holding B.V.

Date / Place

Gluon Renewable Energies Ltd.

Date / Place

Accretion Energies Limited

Date / Place

WindShareFund Deutschland Verwaltungs GmbH

Date / Place

GreenRock Corp.

Date / Place

Per Regnarsson

Date / Place

Charles Ratelband